                                                                     Exhibit (n)


INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement of Eaton Vance Tax-Advantaged Global Dividend Income Fund on Form N-2 filed by the Fund under the Securities Act of 1933, as amended (the "Act")(Registration No. 333-112702) and under the Investment Company Act of 1940, as amended (the "1940 Act")(Registration No. 811-21470) of our report dated January 16, 2004, relating to the financial statements of Eaton Vance Tax-Advantaged Dividend Global Income Fund as of January 15, 2004, in the Statement of Additional Information which is part of such registration statement.

We also consent to the references to our Firm under the heading "Independent auditors" in the Prospectus and Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 2, 2004